Exhibit 10.4

CONFIRMATORY PATENT ASSIGNMENT AND ROYALTY AGREEMENT

THIS AGREEMENT (“Agreement”) is entered into as of November 1, 2021 (the “Effective Date”), by and between SRQ PATENT HOLDINGS II, LLC, a Florida limited liability company (“Assignor”), located at 324 S. Hyde Park Avenue, Suite 350, Tampa FL 33606, MIRA1a THERAPEUTICS, INC., a Florida corporation (“Assignee”) located at 324 S. Hyde Park Avenue, Suite 350, Tampa FL 33606, and Jonnie R. Williams, Sr., an individual (“Inventor”). Assignor, Assignee, and Inventor are herein referred to collectively as the “Parties.”

WHEREAS, Inventor assigned the entire right, title, and interest in U.S. Patent 10,787,675 B2 (the “Assigned Letters Patent”), inventions and improvements therein (referred to herein collectively as the “Innovation”) to Assignee via that certain Assignment, dated September 2, 2021, recorded with the United States Patent and Trademark Office on September 2, 2021 at Reel 057365, Frame 0195 (“Assignment”); and

WHEREAS, as part of the consideration for the Assignment, Assignee desires to grant Assignor royalties as set forth herein;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I—DEFINITIONS

1.1 Capitalized terms used but not defined herein shall have the meanings for such terms that are set forth in the Assignment.

1.2 “Assigned Product” shall mean: (a) any product whose manufacture, use, sale, offer for sale, or importation infringes a Valid Claim of an Assigned Letters Patent either directly or by contributory infringement or inducement of infringement (collectively “covered”); (b) any product which is applied using any method that is covered by a Valid Claim of an Assigned Letters Patent; or (c) any method covered by a Valid Claim of an Assigned Letters Patent. For purposes of clarity, an Assigned Product shall continue to be covered by this definition after expiration of such Assigned Letters Patent for as long as such Assigned Product remains covered by terms of any strategic partnership/joint venture and/or License agreement with any third party.

1.3 “Licensee” shall mean any entity, whether a partnership, firm, company, corporation or otherwise to which Assignee grants a license of the Innovation or a part thereof.

1.4 “Net Sales Price” shall mean the invoice price for Assigned Products sold in arm’s length sales or commercial transactions to a third party by Assignee, its affiliates, or any third party which acquired ownership of any Assigned Product from Assignee, less deductions for taxes, duties, and shipping charges separately stated on the invoice.

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1.5 “Revenue” shall mean any and all revenue or other consideration received for an Assigned Product, including but not limited to, revenue or royalties from sales of Assigned Products, upfront revenue, milestone revenue, royalty income (e.g., running royalty or minimum royalty), license fees, and the market value at the time of transfer of all non-monetary consideration such as in-kind contribution valued in money in the country of disposition.

1.6 “Valid Claim” shall mean a claim in an unexpired Assigned Letters Patent which has not been held invalid or unenforceable by a court or tribunal of competent jurisdiction from which no further appeal can be taken or has been taken within the required time period.

ARTICLE 2—-ROYALTY PAYMENTS AND REPORTS

2.1 Royalties. Assignee agrees to pay to Assignor eight percent (8.0%) of Net Sales Price and royalty Revenue and eight percent (8%) of milestone payment Revenue (collectively, “Royalties”) received by Assignee for the Innovation, distributed per Assignee’s direction as follows:

Recipient	Royalty	Milestone Payments
Starwood Trust, or its assigns 4423 Bay Shore Road Sarasota, FL 34234	Eight percent (8%) of Revenue	Eight percent (8.0%) of milestone payment Revenue

2.2 Licensees. To the extent Assignee grants a license of the Innovation, or any part thereof, to any third party, and receives Revenue therefrom, then Assignee agrees to pay to Assignor eight percent (8.0%) of Revenue received by Assignee for each such license granted covering the Innovation, distributed as indicated above in Section 2.1.

2.3 Term of Royalty Obligations. The Royalties specified in Section 2.1 shall commence on the Effective Date, and shall continue, in each country on a product-by-product and country-by-country basis until the later of i) the date of expiration of the last to expire patent included within the Innovation, or ii) the date of expiration of the last strategic partnership/licensing agreement including the Innovation.

2.4 Payments of Royalties. Royalties shall be paid no later than sixty (60) days following the end of the calendar quarter during which Assigned Products are sold and invoiced, or Revenues are received.

2.5 Place of Payment. Assignee agrees to pay the respective amounts contemplated by Article 2 to Assignor at the address listed hereinabove, or at such other place as Assignor may specify from time to time, in United States dollars and through a United States bank as designated by Assignor.

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2.6 No royalty shall be paid twice on the Assigned Product.

2.7 Interest. All payments due hereunder that are not paid when due and payable as specified in this Agreement shall bear interest at an accrual rate equal to the prime rate for U.S. dollar deposits in effect from time to time, as published daily in the Wall Street Journal plus 5%, compounded monthly from the date due until paid, or at such lower rate of interest as shall then be the maximum rate permitted by applicable law.

2.8 Right to Documentation. Upon request, Assignor shall have the right to request reasonable documentation of Assignee’s calculations to determine Royalties and to request discussion of such calculations with appropriate representatives of Assignee.

2.9 Records Retention and Audits. Assignee agrees to keep true and accurate records, files, and books of account containing all the data reasonably required for the full computation and verification of the Royalties to be paid in Article 2 hereof, and Assignee further agrees to permit its books and records to be examined from time to time to the extent necessary to verify such Royalties, such examination to be made at the expense of Assignor, by any auditor appointed by Assignor who shall be acceptable to Assignee, or by a certified public accountant appointed by Assignor; provided that only those Royalties paid by Assignee within the two (2) year period immediately preceding the start of the audit, and their supporting records, files, and books of account will be subject to audit.

ARTICLE 3—ASSIGNMENT OF RIGHTS

3.1 Royalty recipients identified in section 2.1 above acknowledge and agree that Assignee may assign, license or otherwise convey any part or all of the Innovation to a third party without the consent of any or all of the Royalty recipients. Such assignment shall be through an arms-length transaction to a non-affiliate, made at fair value, and shall result in treatment of Royalty recipients which is proportional to the rights granted in section 2.1 above. Assignee shall give written notice to Assignor with respect to any assignment of the Innovation granted by Assignee.

3.2 Assignee shall give written notice to Assignor with respect to any license of the Innovation granted by Assignee. Such license shall be through an arms-length transaction to a non-affiliate, made at fair value, and shall result in treatment of Royalty recipients which is proportional to the rights granted in section 2.1 above.

ARTICLE 4—MISCELLANEOUS

4.1 Relationship of Parties. Nothing in this Agreement is or shall be deemed to constitute a partnership, agency, employee or joint venture relationship between the Parties. No Party shall incur any debts or make any commitments for the other, except to the extent, if at all, specifically provided herein.

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4.2 This Agreement shall inure to the benefit of the Parties, their successors and lawful assigns, and be binding upon the Parties, their successors, and lawful assigns.

4.3 Amendment. This Agreement may not be amended except in writing by all the Parties, and upon the written consent of Assignor. This Agreement may be signed in counterparts, each of which when taken together, will constitute one and the same instrument.

4.4 Waiver. No provision of this Agreement shall be waived by any act, omission or knowledge of a Party or its agents or employees except by an instrument in writing expressly waiving such provision and signed by the waiving Party.

4.5 Governing Law. This Agreement shall be governed by the laws of Florida and the laws of the United States of America as applicable, and any dispute between the Parties with respect to this Agreement shall be subject to the jurisdiction of the Florida courts.

4.6 Severability. Whenever possible, each provision of this Agreement will be interpreted in a manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

4.7 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party or beneficiary for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party to the extent such the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, embargo, governmental acts or orders or restrictions (except if imposed due to or resulting from the party’s violation of law or regulations), failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence, intentional conduct or misconduct of the nonperforming party and the nonperforming party has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a force majeure excuse performance for a period of more than six (6) months.

4.8 Notice. All notices required or permitted by this Agreement shall be in writing and shall be given by first class postage pre-paid mail, via electronic mail with receipt verification, or by facsimile transmission, effective in each case upon the date of mailing or facsimile transmission thereof to the parties addressed as follows:

If to Assignor or Inventor:

SRQ Patent Holdings II, LLC

c/o Starwood Trust

4423 Bay Shore Road

Sarasota, FL 34234

If to Assignee:

MIRA1a Therapeutics, Inc.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606-4110

or to such other address as the party to receive such notice shall have designated by written notice to the other party hereto.

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IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized officer as of the day and year first above written.

SRQ PATENT HOLDINGS II, LLC (Assignor)

By:	/s/ Caroline Williams
Name:	Caroline Williams, as Trustee of Starwood Trust
Title:	Sole Member

MIRA1a THERAPEUTICS, INC. (Assignee)

By:	/s/ James A. McNulty
Name:	James A. McNulty
Title:	CFO

JONNIE R. WILLIAMS, SR. (Inventor)

/s/ Jonnie R. Williams, Sr.

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